Exhibit 99.1

Contacts: Shaun A. Burke (CEO) or Carter M. Peters (CFO), 1-833-875-2492	NASDAQ:GFED

Guaranty Federal Bancshares, Inc. ANNOUNCES

Preliminary First Quarter 2019 financial Results

Springfield, MO - April 18, 2019

CEO Comments

“The year is off to a strong start with earnings per share growth of 57% over the prior year quarter. First quarter results position us well for future growth in 2019. Expansion of our deposit focus and market presence continues as we approach a strategic growth goal of one billion dollars in total assets. For our shareholders, our capital position continues to grow at a steady pace as we achieve these results, while also increasing our dividend. We look forward to the balance of 2019 as we continue to focus on steady growth, profitability, improved liquidity and serving our valued customers.”

- Shaun A. Burke, President and Chief Executive Officer

Financial Condition – March 31, 2019 versus December 31, 2018

●	Total assets grew $16.3 million (2%) to $981.5 million.
●	Total gross loans decreased $16.6 million (2%).
●	Total deposits increased $57.2 million (8%).
●	FHLB borrowings were reduced by $53.2 million (51%).
●	Stockholders’ equity increased by $2.1 million (3%).
●	Nonperforming assets decreased by $689,000 (5%).

Results of Operations – First quarter ended March 31, 2019 versus the same quarter in 2018

●	Total revenues increased $3.4 million (37%).
●	Net interest income increased $1.7 million (29%).
●	Net interest margin increased 22 basis points to 3.50%.
●

Net income available to common shareholders for the quarter was $2,120,000 as compared to $1,356,000 in the first quarter of 2018. Diluted earnings per common share was $0.47 for the quarter as compared to $0.30 earned in during the first quarter of 2018. The increase is primarily driven by the positive impact of increased interest-earning assets and efficiencies gained from the Hometown Bank acquisition.

Select Quarterly Financial Data

Below are selected financial results for the Company’s first quarter of 2019, compared to the fourth quarter of 2018 and the first quarter of 2018.

	Quarter ended
	March 31,	December 31,	March 31,
	2019	2018	2018
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$2,120	$2,385	$1,356

Diluted income per common share	$0.47	$0.53	$0.30
Common shares outstanding	4,454,388	4,426,131	4,403,965
Average common shares outstanding , diluted	4,498,962	4,494,063	4,466,786

Annualized return on average assets	0.90%	1.00%	0.70%
Annualized return on average common equity	10.47%	11.79%	7.25%
Net interest margin	3.50%	3.83%	3.28%
Efficiency ratio	73.28%	68.19%	74.50%

Common equity to assets ratio	8.42%	8.34%	9.40%
Tangible common equity to tangible assets	8.02%	7.92%	9.40%
Book value per common share	$18.55	$18.18	$17.22
Tangible book value per common share	$17.58	$17.18	$17.22
Nonperforming assets to total assets	1.38%	1.47%	1.21%

The following were items impacting the first quarter operating results as compared to the same quarter in 2018 and the financial condition results compared to December 31, 2018:

Interest income – Total interest income increased $3,141,000 (39%) during the quarter. The increase is primarily driven by the addition of earning assets as a result of the Hometown acquisition. The average balance of interest-earning assets increased $154.5 million (21%), while the yield on average interest earning assets increased 68 basis points to 5.00%. Compared to the first quarter of 2018, the average loan balance portfolio increased $137.4 million, loan yields increased by 70 basis points to 5.36% and $373,000 in loan accretion was recognized on loans acquired from Hometown compared to none in the same quarter in 2018.

Interest expense - Total interest expense increased $1,397,000 (73%) during the quarter. The increase is primarily driven by the addition of interest-bearing deposits as a result of Hometown. The average balance of interest-bearing liabilities increased $139.5 million (22%), while the average cost of interest-bearing liabilities increased 51 basis points to 1.74%. The liquidity challenges among institutions in our markets have created significant competitive pressures on deposit rates. To fund its asset growth and maintain prudent liquidity levels going forward, the Company will continue to utilize a cost-effective mix of retail and commercial core deposits along with non-core, wholesale funding.

See the Analysis of Net Interest Income and Margin table below for the first quarter.

Asset Quality, Provision for Loan Loss Expense and Allowance for Loan Losses – The Company’s nonperforming assets decreased to $13.5 million as of March 31, 2019, compared to $14.2 million as of December 31, 2018.

Based on its reserve analysis and methodology, the Company did not record a provision for loan losses expenses during the quarter compared to $225,000 recorded during the prior year quarter. The lack of provision expense was primarily due to a decline in overall loan balances. At March 31, 2019, the allowance for loan losses of $7.8 million was 1.02% of gross loans outstanding (excluding mortgage loans held for sale), consistent with the 1.02% reserved as of December 31, 2018.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through the acquisition of Hometown were recorded at fair value; therefore, there was no allowance associated with Hometown’s loans at acquisition. Management continues to evaluate the allowance needed on the acquired Hometown loans factoring in the net remaining discount of $2.1 million at March 31, 2019.

Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest Income – Noninterest income increased $245,000 (19%) during the quarter compared to the same quarter in 2018. This was primarily due to increases in service charge income and income from the sale of SBA and mortgage loans. Offsetting these items were increased realized losses on foreclosed assets and available-for-sale securities compared to the first quarter of 2018. Fee income from deposits service charges increased $85,000 (27%) and debit card interchange income increased $90,000 (43%). These areas were positively impacted by additional deposit accounts from the Hometown acquisition. Income from sales of SBA and mortgage loans increased $79,000 (46%) and $46,000 (12%), respectively, compared to the first quarter of 2018. Losses on the sale of foreclosed assets increased $63,000 (143%) as well as on the sale of investment securities by $34,000 (1,063%) when compared to 2018.

Non-interest Expense – Noninterest expenses increased $1,368,000 (25%) due to a few significant factors discussed below.

Salaries and employee benefits increased $786,000 (25%) compared to the same quarter in 2018 due to the Hometown acquisition and the Company’s continuing expansion in the Joplin, Missouri market, pre-acquisition.

Occupancy expenses and data processing expenses increased $363,000 (47%) and $86,000 (29%), respectively, for the quarter due to additional facilities, equipment and transactions related to the Hometown acquisition.

Other expenses increased from the prior year quarter by $311,000 (24%). An increase in professional service expenses of $80,000 (48%) was due to the Company meeting thresholds to be considered an accelerated filer with the U.S. Securities and Exchange Commission, (including increased auditor attestation requirements) and implementation of new accounting standards. Increases in other areas were primarily due to the Hometown integration.

Core deposit intangible amortization increased $119,000 (100%) from the prior year quarter due to the Hometown acquisition.

Merger expenses decreased from the prior year quarter by $211,000 (93%).

Capital – At March 31, 2019, stockholders’ equity increased to $82.6 million compared to $80.5 million at December 31, 2018. On a per common share basis, tangible book value increased to $17.58 at March 31, 2019 as compared to $17.18 as of December 31, 2018.

From a regulatory capital standpoint, all capital ratios for the Bank remain strong and above regulatory requirements.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains (losses) on sales of investment securities
●	Gains (losses) on foreclosed assets held for sale
●	Provision for loan loss expense
●	Provision for income taxes
●	Merger costs

A reconciliation of the Company’s net income to its operating income for the quarters ended March 31, 2019 and 2018 is set forth below.

	Quarter ended
	March 31,
	2019	2018

	(Dollar amounts are in thousands)

Net income	$2,120	$1,356

Add back:
Provision for income taxes	375	293
Income before income taxes	2,495	1,649

Add back/(subtract):
Net loss (gain) on investment securities	31	(3)
Net loss (gain) on foreclosed assets held for sale	19	(44)
Merger costs	17	228
Provision for loan losses	-	225
	67	406
Operating income	$2,562	$2,055

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 16 full-service branches in Greene, Christian, Jasper and Newton Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights

Operating Data:	Quarter ended
	March 31,
	2019	2018
	(Dollar amounts are in thousands, except per share data)

Total interest income	$11,097	$7,956
Total interest expense	3,322	1,925
Net interest income	7,775	6,031
Provision for loan losses	-	225
Net interest income after provision for loan losses	7,775	5,806
Noninterest income
Service charges	402	317
Gain on sale of loans held for sale	426	380
Gain on sale of Small Business Administration loans	250	171
Net gain (loss) on foreclosed assets	(19)	44
Other income	505	407
	1,564	1,319
Noninterest expense
Salaries and employee benefits	3,959	3,173
Occupancy	1,133	770
Merger costs	17	228
Amortization of core deposit intangible	119	-
Other expense	1,616	1,305
	6,844	5,476
Income before income taxes	2,495	1,649
Provision for income taxes	375	293
Net income	$2,120	$1,356
Net income per common share-basic	$0.48	$0.31
Net income per common share-diluted	$0.47	$0.30

Annualized return on average assets	0.90%	0.70%
Annualized return on average equity	10.47%	7.25%
Net interest margin	3.50%	3.28%
Efficiency ratio	73.28%	74.50%

Financial Condition Data:	As of
	March 31,	December 31,
	2019	2018
Cash and cash equivalents	$43,049	$34,122
Available-for-sale securities	98,794	86,266
Loans, net of allowance for loan losses 3/31/2019 - $7,846; 12/31/2018 - $7,996	763,393	779,815
Goodwill	1,435	1,435
Core deposit intangible	2,862	2,981
Premises and equipment, net	19,778	20,095
Lease right-of-use assets	9,927	-
Bank owned life insurance	20,309	20,198
Other assets	21,922	20,226
Total assets	$981,469	$965,138

Deposits	$806,831	$749,619
Advances from correspondent banks	52,100	105,300
Subordinated debentures	21,739	21,761
Other borrowed funds	5,000	5,000
Lease liabilities	9,944	-
Other liabilities	3,237	2,979
Total liabilities	898,851	884,659
Stockholders' equity	82,618	80,479
Total liabilities and stockholders' equity	$981,469	$965,138
Common equity to assets ratio	8.42%	8.34%
Tangible common equity to tangible assets ratio (1)	8.02%	7.92%
Book value per common share	$18.55	$18.18
Tangible book value per common share (2)	$17.58	$17.18
Nonperforming assets	$13,520	$14,209

(1) Total Assets less Goodwill and Core Deposit Intangible divided by Stockholders’ Equity

(2) Stockholders’ Equity less Goodwill and Core Deposit Intangible divided by Common Shares Outstanding

Analysis of Net Interest Income and Margin

	Three months ended 3/31/2019			Three months ended 3/31/2018
	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$779,764	$10,303	5.36%	$642,346	$7,378	4.66%
Investment securities	90,061	598	2.69%	80,400	495	2.50%
Other assets	30,906	196	2.57%	23,478	83	1.43%
Total interest-earning	900,731	11,097	5.00%	746,224	7,956	4.32%
Noninterest-earning	59,405			37,801
	$960,136			$784,025

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing:
Savings accounts	$39,897	30	0.30%	$31,320	21	0.27%
Transaction accounts	410,061	1,475	1.46%	369,135	930	1.02%
Certificates of deposit	239,248	1,101	1.87%	155,525	472	1.23%
FHLB advances	60,204	357	2.40%	65,252	333	2.07%
Subordinated debentures	21,753	291	5.43%	15,465	169	4.43%
Other borrowed funds	5,000	68	5.52%	-	-	-
Total interest-bearing	776,163	3,322	1.74%	636,697	1,925	1.23%
Noninterest-bearing	101,813			71,472
Total liabilities	877,976			708,169
Stockholders’ equity	82,160			75,856
	$960,136			$784,025
Net earning balance	$124,568			$109,527
Earning yield less costing rate			3.26%			3.10%
Net interest income, and net yield spread on interest earning assets		$7,775	3.50%		$6,031	3.28%
Ratio of interest-earning assets to interest-bearing liabilities		116%			117%